February 15, 2018	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth Quarter and Full-Year 2017 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its fourth quarter and full year, ending December 31, 2017.

Fourth Quarter and Full-Year Highlights

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Fourth-quarter 2017 GAAP earnings per diluted share were $0.06, compared with $1.04 in 2016; 2017 results include net after-tax charges of $0.67 per share mostly due to the impact of the 2017 U.S. Tax Cuts and Jobs Act as well as restructuring expenses, acquisition costs and other one-time items. Prior-year results included a net after-tax gain of $0.42 per diluted share from the sale of the Company’s blowmolding plastics operations, net of restructuring expenses, acquisition costs and other one-time items. Full-year 2017 GAAP earnings per diluted share were $1.74, compared to $2.81 in 2016.

•
Base net income attributable to Sonoco (base earnings) for the quarter was $0.72 per diluted share, compared with $0.62 in 2016. Full-year 2017 base earnings per diluted share were $2.79, compared to $2.72 in 2016. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided fourth-quarter 2017 base earnings guidance of $0.68 to $0.74 per diluted share and full-year guidance of $2.75 to $2.81.

•
Fourth-quarter 2017 net sales grew to $1.30 billion, up 13.7 percent, from $1.14 billion in 2016. Full-year 2017 net sales grew 5.3 percent to a record $5.04 billion, compared to $4.78 billion in 2016.

•
Full-year cash flow from operations was $349.4 million for 2017, compared with $398.7 million in 2016. Free cash flow was $12.6 million, compared with $65.7 million in 2016. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

First Quarter and Full-Year 2018 Guidance

•	Base earnings for the first quarter of 2018 are estimated to be in the range of $0.69 to $0.75 per diluted share, compared to $0.59 per diluted share in the first quarter of 2017.

•
Full-year 2018 base earnings guidance has been raised to $3.16 to $3.26 per diluted share, from the previous guidance of $3.00 to $3.10 per diluted share, to reflect a lower than expected effective tax rate of between 26 percent and 27 percent following implementation of the U.S. Tax Cuts and Jobs Act.

•
Full-year 2018 operating cash flow and free cash flow have been raised to a range of $560 million to $580 million and $180 million and $200 million, respectively. See discussion of changes later in release.

Note: First-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition-related costs, certain income tax related events and other items. These items could have a significant impact on the Company's future GAAP financial results.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Fourth Quarter 2017 Results - page 2

CEO Comments
Commenting on the Company’s fourth-quarter GAAP and base results, Sonoco President and Chief Executive Officer Jack Sanders said, “Sonoco's diversified mix of Consumer and Industrial-related businesses drove strong top and bottom lines results in the fourth quarter.  Net sales grew nearly 14 percent in the quarter and bottom line results (base net income attributable to Sonoco) improved by more than 17 percent compared to last year. Overall, the current quarter benefited from a positive price/cost relationship and improvement to productivity and volume/mix.”

“Net sales in our Consumer Packaging segment reached record levels, reflecting a 14.3 percent increase over the prior year quarter while operating profit grew 20.4 percent, driven by a positive price/cost relationship, strong productivity and the benefit of acquisitions net of divestitures. We were extremely pleased with the performance of our Paper and Industrial Converted Products segment, which delivered record fourth-quarter earnings with sales growing 14.2 percent and operating profit surging 71.8 percent, reflecting a positive price/cost relationship, solid volume growth and productivity improvements.

“Unfortunately, we were disappointed in results from our Protective Solutions and Display and Packaging segments, which are both facing significant market and operational headwinds. In Protective Solutions, we experienced a continued decline in volume in our automotive components business in the fourth quarter, while in our Display and Packaging segment inefficiencies and higher-than-expected operating costs associated with the accelerated ramp up of the new pack center continued to impact segment results. We are aggressively implementing operational changes to improve 2018 results in these businesses.”

Fourth Quarter Review
Net sales for the fourth quarter were $1.3 billion, an increase of $156.8 million, or 13.7 percent, from last year’s quarter. The improvement reflects a net increase in sales aided by acquisitions, net of divestitures; higher selling prices, largely driven by rising raw material prices; solid volume growth; and the positive impact of foreign exchange.

GAAP net income attributable to Sonoco in the fourth quarter was $5.7 million, or $0.06 per diluted share, a decrease of $99.2 million, compared with $104.9 million, or $1.04 per diluted share, in 2016. Base earnings in the fourth quarter were $73.4 million, or $0.72 per diluted share, an increase of $10.9 million, compared with $62.5 million, or $0.62 per diluted share, in 2016. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Fourth-quarter GAAP earnings include after-tax charges totaling $67.8 million, or $0.67 per diluted share, this amount includes charges related to the implementation of the 2017 U.S. Tax Cuts and Jobs Act as well as restructuring activities, costs related to acquisitions and potential acquisitions, and certain other charges. In the fourth quarter of 2016, GAAP earnings included a benefit of $42.3 million or $0.42 per diluted share, after tax, from the gain on the sale of the Company’s blowmolding plastics operations, partially offset by after-tax restructuring charges.

Gross profits were $242.4 million in the fourth quarter, an increase of $27.6 million or 12.9 percent, compared with $214.8 million in the same period in 2016. Gross profit as a percentage of sales was essentially flat at 18.7 percent. Fourth-quarter selling, general and administrative expenses increased $6.4 million from the prior year to $130.0 million. This increase was driven by expenses related to acquired businesses, net of divested businesses, and wage inflation.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring

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Sonoco Reports Fourth Quarter 2017 Results - page 3

and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth-quarter 2017 sales for the segment were $554.2 million, compared with $485.0 million in 2016. Segment operating profit was $66.0 million in the fourth quarter, compared with $54.8 million in the same quarter of 2016.

Segment sales increased 14.3 percent compared to the prior-year quarter due to acquisitions, net of divestitures, the positive translation impact of changes in foreign exchange rates, and higher selling prices. Segment operating profit grew 20.4 percent compared to the prior-year quarter due to a positive price/cost relationship, strong manufacturing productivity and the benefit of acquisitions net of divestitures. Volume/mix for the segment was essentially flat as solid growth in rigid plastics was offset by modestly lower North America composite can volume. Segment operating margin improved 60 basis points to 11.9 percent.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth-quarter 2017 sales for this segment were $142.4 million, compared with $113.3 million in 2016. The segment reported an operating loss of $4.1 million in the current quarter, compared with an operating profit of $1.3 million in the prior year.

Sales increased 25.8 percent compared to last year’s quarter due primarily to volume growth related to a new pack center near Atlanta, and the positive impact of foreign exchange. However, segment operating profit declined $5.4 million largely due to inefficiencies and higher than expected operating costs associated with the ramp up of production at the new pack center. Higher than anticipated production requirements, primarily in response to multiple hurricanes and holiday demand, exceeded the new facility's capability to operate efficiently with the installed equipment and a relatively inexperienced workforce that has also incurred a higher than expected turnover rate. The Company is working to resolve these and other operational issues and is optimistic that over time the center will be able to achieve efficiency and cost levels in line with expectations.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Fourth-quarter 2017 sales for the segment were $471.1 million, up from $412.4 million in 2016. Segment operating profit was $44.1 million in the fourth quarter, compared with $25.7 million in 2016.

Segment sales grew 14.2 percent during the quarter due to higher selling prices implemented to recover higher raw material costs, improved volume/mix and the positive impact of foreign exchange. Segment operating profit surged 71.8 percent over the prior year quarter due to a positive price/cost relationship, including continued improvement in the Company's corrugating medium operations; volume gains in international tubes and cores and global paper operations; and improved manufacturing productivity. Segment operating margin improved 320 basis points to 9.4 percent.

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Sonoco Reports Fourth Quarter 2017 Results - page 4

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Fourth-quarter 2017 sales were $131.3 million, essentially flat with 2016. Operating profit was $9.0 million, compared with $12.7 million in the fourth quarter of 2016.

This segment’s sales were flat year over year as the positive impact of foreign exchange and higher selling prices was offset by lower volume and mix, primarily in the segment’s automotive components business. Segment operating profit declined 28.9 percent in the quarter due primarily to lower volume in automotive components and the related unfavorable impact on manufacturing productivity. Segment operating margin was 6.9 percent for the quarter, down from 9.7 percent in the prior year.

Corporate/Tax
Net interest expense for the fourth quarter of 2017 increased to $14.2 million, compared with $11.8 million during the same period in 2016, primarily due to higher average borrowings in the current-year quarter stemming from acquisitions. The 2017 fourth-quarter effective tax rates on GAAP and base earnings were 94.6 percent and 29.4 percent, respectively, compared with 44.5 percent and 28.7 percent, respectively, in the prior year’s quarter. The unusually high current-quarter GAAP effective tax rate reflects the currently recognized effects of the U.S. Tax Cuts and Jobs Act (Tax Act), including the estimated impact on deferred taxes and the transition tax on deferred foreign earnings. Applying the Company's lower estimated future effective tax rate due to the Tax Act results in a decrease to the Company’s recorded amount of deferred tax liabilities, net of assets. Consequently, in the fourth quarter the Company recorded a $25.7 million decrease to its net deferred tax liabilities with a corresponding decrease to GAAP income tax expense. This decrease in expense was more than offset by a $76.9 million charge to record the Tax Act's one-time transition tax on the mandatory deemed repatriation of certain deferred foreign earnings. The 2016 GAAP tax rate, which was also higher than normal, was negatively affected by the tax impact of the disposal of the Company's blowmolding plastic operations.

Note: Sonoco has not completed its accounting for the effects of the Tax Act; however, the Company believes the Tax Act's impact on its 2017 financial statements will be limited to the reported amounts of deferred tax assets and liabilities and the one-time transition tax on deferred foreign earnings. For certain of the Tax Act's provisions, the Company has made reasonable estimates reflected in the fourth-quarter financial statements as described above. In other cases, the Company has not been able to make a reasonable estimate due either to complexity or uncertain accounting treatment and continues to account for those items based on existing accounting under ASC 740, Income Taxes. However, the Company believes any adjustments remaining to be made upon the completion of its accounting will not have a material impact on the Company's financial position.

2017 Full-Year Results
2017 net sales were $5.04 billion, up $253.8 million compared with $4.78 billion in 2016. Sales grew 5.3 percent for the year due to higher selling prices implemented to recover rising material costs; acquisitions, net of divestitures; and the positive impact of foreign exchange.

GAAP net income attributable to Sonoco for 2017 was $175.3 million or $1.74 per diluted share, compared with $286.4 million or $2.81 per diluted share in 2016. Earnings in 2017 included after-tax charges totaling $106.4 million, or $1.05 per diluted share, related to pension settlement distributions, tax charges related to the implementation of the 2017 U.S. Tax Cuts and Jobs Act, and restructuring charges and acquisition costs. These charges were partially offset by insurance settlement gains. Earnings in 2016 included a net benefit of $0.09 per diluted share, after tax, from a combination of the following: an overall net gain from the sale of the Company’s blowmolding operations, after-tax asset impairment and restructuring charges related to the sale of the Company's paper mill in France and the sale of a retail packaging business in Puerto Rico; a goodwill impairment charge for the Company's industrial converted products business in Brazil and other restructuring charges related to plant closures.

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Sonoco Reports Fourth Quarter 2017 Results - page 5

Base earnings in 2017 were $281.8 million, or $2.79 per diluted share, compared with $277.2 million, or $2.72 per diluted share, in 2016, a 1.6 percent and 2.6 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Current year gross profit was a record $949.4 million, compared with $937.4 million in 2016. Gross profit as a percentage of sales in 2017 was 18.8 percent, compared with 19.6 percent in 2016. GAAP Selling, General and Administrative expenses increased $37.7 million driven by the previously disclosed pension settlement costs of $32.8 million and acquisition related charges which increased $9.2 million. Aside from these increases, Base Selling, General and Administrative expenses were basically flat as increased costs from acquired businesses, net of divested businesses, were offset by decreases in management incentive costs. Base earnings before interest and taxes for 2017 increased 3.0% to $450.0 million due primarily to a positive price/cost relationship and total productivity.

2017 Cash Flow and Free Cash Flow
For 2017, cash generated from operations was $349.4 million compared with $398.7 million in 2016, a decline of $49.3 million. The $110.4 million decline in GAAP net income reflects the non-recurrence of last year's gain on the sale of the Company's blowmolding plastics business of $108.7 million, the cash impact of which was reported as an investing activity. Additionally, cash paid for taxes declined $37.8 million mostly due to the prior year's cash paid for taxes related to the sale. Benefit plan contributions net of non-cash benefit plan expenses increased $28.6 million year over year. Working capital consumed $5.0 million more cash in 2017 than in 2016 primarily due to pre-buying of certain raw materials at the end of 2017 in anticipation of upcoming price increases. Additionally, miscellaneous changes in prepaid expenses, accrued expenses and other assets and liabilities consumed more cash in 2017 compared to 2016. Net capital expenditures and cash dividends were $183.6 million and $153.1 million, respectively, during 2017, compared with $186.6 million and $146.4 million, respectively, in 2016.

Free cash flow for 2017 was $12.6 million, compared with $65.7 million in the same period last year, reflecting the decline in cash flow from operations discussed above. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

Sonoco previously provided 2017 operating and free cash flow guidance of $415 million and $70 million, respectively. The largest driver of the difference between guidance and actual results is a $65.6 million negative variance in operating cash flow. The most significant driver was higher-than-expected working capital demands at year end. This was driven by the timing of customer collections and settlements of accounts payable as well as an unexpected decline in raw material prices in the quarter which had a greater impact on ending accounts payable balances than ending inventory balances. Additionally, the timing of various tax payments also negatively impacted cash flow.

As many of these unexpected items are timing issues, the Company expects a portion of these operating cash outflows to return as operating inflows in 2018. Additionally, the Company expects a positive impact on cash paid for income taxes in 2018 based on the implementation of the Tax Act. These factors have been considered as part of the Company's updated full-year 2018 operating cash flow and free cash flow guidance of $560 million to $580 million and $180 million to $200 million, respectively.

As of December 31, 2017, total debt was approximately $1.45 billion, compared with $1.05 billion as of December 31, 2016. At the end of 2017, the Company had a total-debt-to-total-capital ratio of 45.6 percent, compared with 40.4 percent at December 31, 2016. Cash and cash equivalents were $254.9 million as of December 31, 2017, compared with $257.2 million at December 31, 2016. The increase in the debt and debt ratio are primarily due to the $218.8 million acquisition of Peninsula Packaging, Inc., a thermoforming business, in March 2017 and the $165.0 million acquisition of Clear Lam Packaging, Inc., a flexible packaging business, in July 2017.

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Sonoco Reports Fourth Quarter 2017 Results - page 6

First Quarter and Full-Year 2018 Outlook
Sonoco expects first-quarter 2018 base earnings to be in the range of $0.69 to $0.75 per diluted share. Base earnings in the first quarter of 2017 were $0.59 per diluted share.

Full-year 2018 base earnings per diluted share are expected to be in a range of $3.16 to $3.26, which is an increase from the previously announced estimate of $3.00 to $3.10. The increase in the Company’s 2018 base earnings guidance is due to a reduction in the expected annual effective tax rate to a range of 26 percent to 27 percent, compared to the previous estimate of 31.6 percent. The mid-point of the Company's new guidance reflects a 27 percent effective tax rate. This tax change reflects the Company's estimated impact of the recently enacted U.S. Tax Cuts and Jobs Act.

Operating cash flow in 2018 is expected to be in the range of $560 million to $580 million, and free cash flow is expected to be in a range of $180 million to $200 million. This is $30 million to $50 million more than previous guidance as discussed earlier in the release.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, potential changes in the estimated impact of the Tax Act on the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We believe global economic indicators remain pretty good as we start 2018, and U.S. consumers appear to be more upbeat about job and income prospects, which should put them in a more confident spending mood, particularly with the recently implemented tax cuts. Overall, we are optimistic about 2018 and are projecting a 15 percent improvement in base earnings and strong gains in operating cash flow and free cash flow. We expect to further Grow and Optimize our business in 2018, achieving growth through product development, market penetration, acquisitions, and optimizing results through process improvement, standardization and active cost management. Achieving our 2018 target would mark the fifth consecutive year of base earnings growth, which we believe illustrates the consistency of our diversified Consumer and Industrial business model."

“But we do face challenges in 2018. Inflationary cost pressures in freight, labor, energy and material costs are requiring us to raise prices for many of our products starting the year. In addition, negative trends in packaged food and grocery store sales could remain a headwind as consumers focus on fresh and natural alternatives and expanding e-commerce options. Additionally, we must successfully turn around the performance of our Display and Packaging and Protective Solutions segments. However, if there is one thing Sonoco has demonstrated over the past 12 decades, it’s the ability to adapt to change. We believe our blend of paper, polymer and protective packaging capabilities provides the flexibility to quickly respond to changing customer needs.”

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 7086147. The archived call will be available through February 25, 2018. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in approximately 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information, visit www.sonoco.com.

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Sonoco Reports Fourth Quarter 2017 Results - page 7

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

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availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

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Sonoco Reports Fourth Quarter 2017 Results - page 8

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	challenges and assessments from tax authorities resulting from differences in interpretation of tax laws including income, sales and use, property, value added, employment and other taxes;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Fourth Quarter 2017 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net sales	$1,299,018	$1,142,197	$5,036,650	$4,782,877
Cost of sales	1,056,598	927,410	4,087,260	3,845,451
Gross profit	242,420	214,787	949,390	937,426
Selling, general and administrative expenses	130,046	123,614	543,672	506,001
Restructuring/Asset impairment charges	25,900	1,430	38,419	42,883
Gain on disposition of business	—	104,292	—	104,292
Income before interest and income taxes	$86,474	$194,035	$367,299	$492,834
Net interest expense	14,248	11,789	52,745	51,557
Income before income taxes	72,226	182,246	314,554	441,277
Provision for income taxes	68,338	81,029	146,589	164,631
Income before equity in earnings of affiliates	3,888	101,217	167,965	276,646
Equity in earnings of affiliates, net of tax	2,162	3,778	9,482	11,235
Net income	6,050	104,995	177,447	287,881
Net income attributable to noncontrolling interests	(375)	(122)	(2,102)	(1,447)
Net income attributable to Sonoco	$5,675	$104,873	$175,345	$286,434

Weighted average common shares outstanding – diluted	101,552	101,209	100,852	101,782

Diluted earnings per common share	$0.06	$1.04	$1.74	$2.81
Dividends per common share	$0.39	$0.37	$1.54	$1.46

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales
Consumer Packaging	$554,234	$485,038	$2,123,465	$2,043,112
Display and Packaging	142,429	113,256	508,236	520,413
Paper and Industrial Converted Products	471,105	412,422	1,866,180	1,693,453
Protective Solutions	131,250	131,481	538,769	525,899
Consolidated	$1,299,018	$1,142,197	$5,036,650	$4,782,877

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$65,957	$54,790	$250,899	$240,925
Display and Packaging	(4,090)	1,333	2,502	14,797
Paper and Industrial Converted Products	44,078	25,660	154,468	129,678
Protective Solutions	9,036	12,700	42,121	51,526
Restructuring/Asset impairment charges	(25,900)	(1,430)	(38,419)	(42,883)
Gain on disposition of business	—	104,292	—	104,292
Other, net	(2,607)	(3,310)	(44,272)	(5,501)
Consolidated	$86,474	$194,035	$367,299	$492,834

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Sonoco Reports Fourth Quarter 2017 Results - page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
Net income	$177,447	$287,881
Asset impairment charges	20,017	7,122
Depreciation, depletion and amortization	217,625	205,182
Net pension and postretirement plan expenses/(contributions)	(30,073)	(1,435)
Changes in working capital	(55,614)	(50,637)
Other operating activity	19,956	(49,434)
Net cash provided by operating activities	349,358	398,679

Purchase of property, plant and equipment, net	(183,642)	(186,617)
Proceeds from business disposition	—	271,813
Cost of acquisitions, net of cash acquired	(383,725)	(88,632)
Net debt repayments	355,191	(65,125)
Cash dividends	(153,137)	(146,364)
Shares acquired under announced buyback	—	(100,000)
Other, including effects of exchange rates on cash	13,641	(8,962)

Net increase/(decrease) in cash and cash equivalents	(2,314)	74,792
Cash and cash equivalents at beginning of period	$257,226	$182,434
Cash and cash equivalents at end of period	$254,912	$257,226

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$254,912	$257,226
Trade accounts receivable, net of allowances	725,251	625,411
Other receivables	64,561	43,553
Inventories	474,063	372,814
Prepaid expenses and deferred income taxes	44,849	49,764
	1,563,636	1,348,768
Property, plant and equipment, net	1,169,377	1,060,017
Goodwill	1,241,875	1,092,215
Other intangible assets, net	331,295	224,958
Other assets	251,538	197,245
	$4,557,721	$3,923,203
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$831,664	$751,827
Notes payable and current portion of long-term debt	159,327	32,045
Income taxes payable	8,979	18,744
	999,970	802,616
Long-term debt, net of current portion	1,288,002	1,020,698
Pension and other postretirement benefits	355,187	447,339
Deferred income taxes and other	184,502	97,845
Total equity	1,730,060	1,554,705
	$4,557,721	$3,923,203

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Sonoco Reports Fourth Quarter 2017 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, gains and losses on dispositions of businesses, excess insurance recoveries, certain income tax related events and other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. First-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Fourth Quarter 2017 Results - page 12

		Non-GAAP Adjustments
Three Months Ended December 31, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Income before interest and income taxes	86,474	25,900	1,807	800	114,981
Interest expense, net	14,248	—	—	—	14,248
Income before income taxes	72,226	25,900	1,807	800	100,733
Provision for income taxes	68,338	8,983	946	(48,650)	29,617
Income before equity in earnings of affiliates	3,888	16,917	861	49,450	71,116
Equity in earnings of affiliates, net of taxes	2,162	—	—	581	2,743
Net income	6,050	16,917	861	50,031	73,859
Net (income) attributable to noncontrolling interests	(375)	(36)	—	—	(411)
Net income attributable to Sonoco	$5,675	$16,881	$861	$50,031	$73,448

Per Diluted Share*	$0.06	$0.17	0.01	$0.49	$0.72
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended December 31, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Income before interest and income taxes	194,035	1,430	2,477	(103,459)	94,483
Interest expense, net	11,789	—	—	—	11,789
Income before income taxes	182,246	1,430	2,477	(103,459)	82,694
Provision for income taxes	81,029	(2,922)	1,152	(55,516)	23,743
Income before equity in earnings of affiliates	101,217	4,352	1,325	(47,943)	58,951
Equity in earnings of affiliates, net of taxes	3,778	—	—	—	3,778
Net income	104,995	4,352	1,325	(47,943)	62,729
Net (income) attributable to noncontrolling interests	(122)	(83)	—	—	(205)
Net income attributable to Sonoco	$104,873	$4,269	$1,325	$(47,943)	$62,524

Per Diluted Share*	$1.04	$0.04	0.01	$(0.47)	$0.62
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Includes tax charges of approximately $76,933 related to a one-time tax on certain foreign subsidiaries offset by approximately $25,668 related to an increase in net deferred tax assets both of which are related to the implementation of the 2017 U. S. Tax Cuts and Jobs Act.

(4) Includes gains related to the disposal of the Company's blowmolding plastics business.

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Sonoco Reports Fourth Quarter 2017 Results - page 13

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2017	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Income before interest and income taxes	367,299	38,419	13,790	30,482	449,990
Interest expense, net	52,745	—	—	—	52,745
Income before income taxes	314,554	38,419	13,790	30,482	397,245
Provision for income taxes	146,589	13,064	3,841	(40,123)	123,371
Income before equity in earnings of affiliates	167,965	25,355	9,949	70,605	273,874
Equity in earnings of affiliates, net of taxes	9,482	—	—	581	10,063
Net income	177,447	25,355	9,949	71,186	283,937
Net (income) attributable to noncontrolling interests	(2,102)	(71)	—	—	(2,173)
Net income attributable to Sonoco	$175,345	$25,284	$9,949	$71,186	$281,764

Per Diluted Share*	$1.74	$0.25	$0.10	$0.70	$2.79
*Due to rounding individual items may not sum across
		Non-GAAP Adjustments
Twelve Months Ended December 31, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Income before interest and income taxes	492,834	42,883	4,569	(103,360)	436,926
Interest expense, net	51,557	—	—	—	51,557
Income before income taxes	441,277	42,883	4,569	(103,360)	385,369
Provision for income taxes	164,631	7,520	1,422	(55,803)	117,770
Income before equity in earnings of affiliates	276,646	35,363	3,147	(47,557)	267,599
Equity in earnings of affiliates, net of taxes	11,235	—	—	—	11,235
Net income	287,881	35,363	3,147	(47,557)	278,834
Net (income) attributable to noncontrolling interests	(1,447)	(161)	—	—	(1,608)
Net income attributable to Sonoco	$286,434	$35,202	$3,147	$(47,557)	$277,226

Per Diluted Share*	$2.81	$0.35	$0.03	$(0.47)	$2.72
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Includes pension settlement charges of $32,761 and certain other costs, partially offset by insurance settlement gains. Also includes tax charges of approximately $76,933 related to a one-time tax on certain foreign subsidiaries offset by approximately $25,668 related to an increase in net deferred tax assets both of which are related to the implementation of the 2017 U. S. Tax Cuts and Jobs Act. Also included are tax charges totaling $2,229 primarily related to the settlement of a tax audit in Canada and the effect of state tax rate changes on deferred taxes as well as reserves for uncertain tax positions totaling a net gain of $55. These amounts were partially offset by a tax benefit on the final settlement of prior-year business disposition of $1,682.

(4) Includes gains and income taxes related to the disposal of the Company's blowmolding plastics business and costs related to acquisitions and potential acquisitions.

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Sonoco Reports Fourth Quarter 2017 Results - page 14

	Twelve Months Ended
	Estimated Low End	Estimated High End	Actual	Actual
FREE CASH FLOW*	December 31, 2018	December 31, 2018	December 31, 2017	December 31, 2016

Net cash provided by operating activities	$560,000	$580,000	$349,358	$398,679
Purchase of property, plant and equipment, net	(220,000)	(220,000)	(183,642)	(186,617)
Cash dividends	(160,000)	(160,000)	(153,137)	(146,364)
Free Cash Flow	$180,000	$200,000	$12,579	$65,698
* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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